Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made as of this 24th day of February, 2021, by and between Arca U.S. Treasury Fund, a Delaware statutory trust (the “Trust”), and UMB Distribution Services, LLC, a Wisconsin limited liability company ("Provider").

WHEREAS, the Trust is a closed-end investment management company registered under the 1940 Act, as defined below, and is authorized to issue Shares;

WHEREAS, Provider is registered as a broker-dealer under the 1934 Act, as defined below, and is a member of FINRA; and

WHEREAS, the Trust and Provider desire to enter into an agreement pursuant to which Provider shall be the distributor of the Shares.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Board” shall mean the Board of Trustees of the Trust.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Offering Price” shall mean the price per share at which the Shares will be offered for sale to the public, calculated in accordance with the Trust’s then current Prospectus.

“Prospectus” shall mean the current Prospectus and Statement of Additional Information (including any applicable amendments and supplements thereto) contained in the Trust’s current Registration Statement on file and effective with the Commission under the 1933 Act and the 1940 Act.

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

“Registration Statement” shall mean any registration statement on Form N-2, and any amendments and supplements thereto, at any time now or hereafter filed with the Commission with respect to any of the Shares.

“Services” shall mean the services described in Section 2 of this Agreement and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to this Agreement.

“Shares” shall mean such shares of beneficial interest, or class thereof, of the Trust as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Trust.

2.	Appointment and Services

(a) The Trust hereby appoints Provider as agent for the distribution of Shares during the term of this Agreement and on the terms set forth in this Agreement and Provider accepts such appointment. Subject to the oversight of the Board and at the direction and control of the Fund’s management and utilizing information provided by the Trust and its current and prior agents and service providers, Provider will render the Services in accordance with the terms of this Agreement. The duties of Provider shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Provider hereunder.

(b) Provider will act as agent for the distribution of Shares in accordance with the instructions of the Board and the Registration Statement and Prospectuses then in effect with respect to the Trust under the1933 Act.

(c) Provider may incur expenses for distribution activities which it deems reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, the printing and mailing of prospectuses to other than current Shareholders, and the printing and mailing of sales literature. At the direction of the Trust, Provider may in its sole discretion enter into servicing and/or selling agreements with qualified broker/dealers and other persons or entities with respect to the offering of Shares to the public. Other than as set forth in Section 5 below and Schedule A attached hereto, Provider shall not be obligated to incur any specific expenses or sell any certain number of Shares of the Trust.

(d) All Shares offered for sale by Provider shall be offered for sale at the Offering Price. Provider shall have no liability for the payment of the purchase price of the Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares. The price the Trust shall receive for any Shares purchased by investors shall be the net asset value used in determining the Offering Price applicable to the sale of such Shares, as calculated in the manner set forth in the Registration Statement. Notwithstanding anything herein to the contrary, Provider shall not be required to finance the payment to any broker/dealer or other organization of any sales charges or fees.

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

(e) Provider shall act as distributor of the Shares in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act, by the Commission and FINRA.

(f) Provider shall not utilize any materials in connection with the sale or offering of Shares except the Prospectus and such other materials as the Trust shall provide or approve. Provider agrees to review all marketing materials prepared for use by or on behalf of the Trust for compliance with applicable rules and regulations in advance of the use of such materials. The Trust agrees to incorporate such changes to such materials as Provider may reasonably request. Provider will file such materials as may be required with FINRA. The Trust represents that it will not use or authorize the use of any marketing materials, including any such materials in use prior to the execution of this Agreement, unless and until such materials have been approved and authorized for use by Provider. All marketing materials related to the Trust shall be delivered to Provider for review prior to use with sufficient time to permit Provider to review the material and to file with FINRA if necessary. The Trust and Provider shall mutually agree upon a reasonable turnaround time for such review. Provider shall, with respect to any marketing materials required to be filed with FINRA, file such marketing materials within ten (10) business days of the date of first use. The Trust shall address any comments received from FINRA with respect to any marketing materials to the satisfaction of Provider, including updating or discontinuing use of such marketing material.

(g) (i) Provider may have as a FINRA-registered representative such employees of or consultants to Arca Capital Management, LLC (the “Adviser”) as the parties mutually shall agree (“Dual Representatives”). Provider may terminate the registration with Provider of any such Dual Representative with or without cause at any time, in its sole discretion. Each Dual Representative shall be subject to and shall comply fully with such operating and other policies and procedures as may be established from time to time by Provider and communicated to such Dual Representative (the “Procedures”) and all applicable laws, rules and regulations. Notwithstanding the Dual Representatives’ ability to introduce investment products as further set forth in the Procedures, in no event and under no circumstances shall any Dual Representative provide investment advice, such as the suitability of an investment, or make any recommendations about any investment, such as a recommendation to make an investment in the Trust during the scope of such Dual Representative’s registration by Provider pursuant to this Agreement. The Dual Representative shall only conduct Dual Representative activities with respect to the Trust for which the Adviser acts as the investment adviser.

(ii) Provider may designate the principal office of Adviser as either a branch office or an office of supervisory jurisdiction of Provider.

(iii) Provider shall not offer to any Dual Representative, and Dual Representatives shall not be entitled to, any benefits otherwise available to employees of Provider. Dual Representatives shall not be entitled to any compensation from Provider except as described in Section 2 of this Agreement.

(h) The Adviser shall be responsible for compensation of Dual Representatives except as set forth below. Any compensation paid by the Adviser to a Dual Representative shall comply with the requirements of FINRA Rule 2341, including the following:

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

(i)	Any proposed transaction based compensation agreement related to the Trust between Adviser and a Dual Representative shall be subject to review and approval by Provider prior to implementation. To the extent Adviser intends to allow for the payment of transaction-based compensation in connection with the sale or distribution of the Trust’s shares by a Dual Representative such payments shall be made by Provider after receipt of such payment amounts from the Adviser unless both parties agree, in writing, that payment of such compensation can be made otherwise.

(ii)	Adviser shall be prohibited from compensating Dual Representatives in connection with the sale or distribution of the Trust’s securities in the form of securities of any kind.

(iii)	Adviser shall be prohibited from directly or indirectly making, or offering, payment of any non-cash compensation to a Dual Representative.

3.	Duties and Representations of the Trust

(a) The Trust represents that it is registered as an closed-end management investment company under the 1940 Act and that, to the best of its knowledge and belief, it has and will continue to act in conformity with its Declaration of Trust, its Bylaws, its Registration Statement and resolutions and other instructions of its Board and has and will continue to comply with all applicable laws, rules, regulations and exemptive orders of the Commission, including without limitation the 1933 Act, the 1934 Act, the 1940 Act, the laws of the states in which Shares are offered and sold, and the rules and regulations thereunder.

(b) The Trust shall take or cause to be taken all necessary action to register and maintain the registration of the Shares under the 1933 Act for sale as herein contemplated and shall pay all costs and expenses in connection with the registration of Shares under the 1933 Act, and be responsible for all expenses in connection with maintaining facilities for the issue and transfer of Shares and for supplying information, prices and other data to be furnished by the Trust hereunder.

(c) The Trust shall execute any and all documents and furnish any and all information and otherwise take all actions which may be reasonably necessary in the discretion of the Trust’s officers in connection with the qualification of the Shares for sale in such states as Provider and the Trust may agree, shall maintain the registration of a sufficient number or amount of Shares thereunder, and shall pay all costs and expenses in connection with such qualification. The Trust shall notify Provider, or cause Provider to be notified, of the states in which Shares may be sold and shall notify Provider of any change thereto.

(d) The Trust shall, at its expense, keep Provider fully informed with respect to its affairs as necessary for Provider to perform the Services and to fulfill any applicable regulatory or legal responsibilities. In addition, the Trust shall furnish Provider from time to time such information, documents and reports with respect to the Trust and the Shares as Provider may reasonably request, and the Trust warrants that the statements contained in any such information shall be true and correct and fairly represent what they purport to represent.

(e) The Trust represents to Provider that, to the best of its knowledge and belief, all Registration Statements and Prospectuses of the Trust filed or to be filed with the Commission under the 1933 Act

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed with respect to the Shares have been and will be prepared in conformity with the requirements of the 1933 Act, the 1940 Act, and the rules and regulations of the Commission thereunder. The Trust represents and warrants, to the best of its knowledge and belief, that any Registration Statement and Prospectus, when the same becomes effective, will contain all statements required to be stated therein in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the Commission; that all information contained in the Registration Statement and Prospectus will be true and correct in all material respects when such Registration Statement becomes effective; and that neither the Registration Statement nor any Prospectus when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Trust agrees to file from time to time such amendments, supplements, reports and other documents as it reasonably believes may be necessary or required in order to: (1) comply with the 1933 Act and the 1940 Act; (2) ensure that there is no untrue statement(s) of a material fact in a Registration Statement or Prospectus; or (3) ensure that all statements necessary or required in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading. The Trust shall promptly notify Provider of any advice given to it by counsel to the Trust regarding the necessity or advisability of amending or supplementing the Registration Statement.

(f) The Trust shall not file any amendment to the Registration Statement or supplement to any Prospectus without giving Provider reasonable notice thereof in advance and if Provider declines to assent to such amendment (after a reasonable time), the Trust may terminate this Agreement forthwith by written notice to Provider without payment of any penalty. If the Trust shall not propose an amendment or amendments and/or supplement or supplements promptly after receipt by the Trust of a written request in good faith from Provider to do so, Provider may, at its option, terminate this Agreement upon no less than thirty (30) days prior written notice to the Trust without payment of any penalty. In addition, if, at any time during the term of this Agreement, Provider requests that the Trust make any change in its governing instruments or in its methods of doing business which the Provider believes are necessary in order to comply with any requirement of applicable law or regulation, and the Trust fails (after a reasonable time) to make any such change as requested, Provider may terminate this Agreement upon no less than thirty (30) days written notice to the Trust without payment of any penalty. Nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time any amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, with advice of its counsel, such right being in all respects absolute and unconditional.

(g) Whenever in its judgment such action is warranted by market, economic or political conditions, or by circumstances of any kind, the Trust may decline to accept any orders for, or make any sales of, any Shares until such time as the Trust deems it advisable to accept such orders and to make such sales and the Trust shall advise Provider promptly of such determination.

(h) The Trust agrees to advise Provider promptly in writing of the following:

(i) any correspondence or other communication by the Commission or its staff relating to the Trust including requests by the Commission for amendments to the Registration Statement or Prospectuses;

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

(ii) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or Prospectuses then in effect or the initiation of any proceeding for that purpose;

(iii) the happening of any event which makes untrue any statement of a material fact made in the Registration Statement or Prospectuses or which requires the making of a change in such Registration Statement or Prospectuses in order to make the statements therein not misleading; or

(iv) all actions taken by the Commission with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the Commission.

4.	Offering of Shares.

No Shares shall be offered by either Provider or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as the current Prospectus as required by Section 10 of the 1933 Act, as amended, is not on file with the Commission; provided, however, that nothing contained in this paragraph 4 shall in any way restrict or have an application to or bearing upon the Trust’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Prospectus or Declaration of Trust.

5.	Fees

(a) As compensation for the services performed hereunder and the expenses incurred by Provider, the Trust shall pay, or cause Adviser to pay, Provider the fees and reimburse the expenses of Provider as provided in Schedule A hereto. Fees shall be adjusted in accordance with Schedule A or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in arrears in an amount equal to 1/12th of the applicable annual fee (subject to pro-ration for any term of less than one month, as set forth below). The parties may at any time amend this Agreement or the attached Schedule A to include fees for any additional services requested by the Trust or enhancements to current Services.

(b) For the purpose of determining fees payable to Provider, net asset value shall be computed in accordance with the Prospectus and resolutions of and procedures adopted by the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) Provider will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. Provider shall not be required to pay or finance any costs and expenses incurred in the operation of the Trust, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents,

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Trust’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not shareholders of the Trust, will be borne by the Adviser, except for such expenses permitted to be paid by the Trust under a distribution plan, if any.

(d) The Trust also agrees to promptly reimburse Provider for all out-of-pocket expenses or disbursements incurred by Provider in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule A hereto. If requested by Provider, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Provider requests advance payment, Provider shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e) The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (“Due Date”). Except as provided in Schedule A, Provider shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by the Provider). Provider may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of otherwise reimbursable out-of-pocket expenses.

(f) The Trust is aware that its failure to remit to Provider all amounts due on or before the Due Date will cause Provider to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that the Provider does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay Provider’s reasonable attorney’s fees and court costs in the event that an attorney is engaged to assist in the collection of any amounts due Provider. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Provider of the Trust’s default or prevent Provider from exercising any other rights and remedies available to it.

(g) In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Provider in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the fifth business day after the day on which Provider provides to the Trust documentation which an objective observer would agree reasonably supports any disputed charges (“Revised Due

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h) The Trust acknowledges that the fees charged by Provider under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 7. Modifying the allocation of risk from what is stated herein would affect the fees that Provider charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

6.	Confidentiality

In case of any requests or demands for inspection of the records of the Trust, Provider will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of Provider or any of its employees, agents or representatives, and information which was already in the possession of Provider prior to receipt thereof, shall not be subject to this paragraph. The obligations of the parties under this Section 6 shall survive the termination of this Agreement.

7.	Limitation of Liability

(a) Provider shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Provider’s willful misfeasance, bad faith or gross negligence in the performance of such duties and obligations, or by reason of its reckless disregard thereof. Furthermore, notwithstanding anything herein to the contrary, Provider shall not be liable for: (1) any action taken or omitted to be taken in accordance with instructions received by Provider from an officer or representative of the Trust; or, (2) any action taken or omission by the Trust, its Adviser or any past or current service provider.

(b) Notwithstanding anything herein to the contrary, Provider will be excused from its obligation to perform any act, service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Provider will, however, take all reasonable steps to minimize the effect of any service interruption for any period that such interruption continues beyond its control.

(c) In no event and under no circumstances shall Provider, its affiliates or any of its or their members, officers, directors, agents or employees be liable to anyone, including, without limitation, the Trust, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

8.	Indemnification.

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

(a) The Trust authorizes Provider to use any effective Prospectus, in the form furnished to Provider from time to time, in connection with the sale of Shares. The Trust shall indemnify, defend and hold Provider, and each of its present or former directors, members, officers, employees, representatives and any person who controls or previously controlled Provider within the meaning of Section 15 of the 1933 Act (“Provider Indemnitees”), free and harmless from and against: (1) any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, fines, penalties, costs or expenses and any counsel fees incurred in connection therewith) of any and every nature (“Losses”) which Provider and each of the Provider Indemnitees may incur under the 1933 Act, the 1934 Act, the 1940 Act and any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement or any Prospectus, an annual or interim report to shareholders or sales literature, or any amendments or supplements thereto, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Trust’s obligation to indemnify Provider and any of the foregoing Provider Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to Provider and furnished to the Trust or its counsel by Provider in writing for the purpose of, and used in, the preparation thereof; (2) any and all Losses which Provider and each of the Provider Indemnitees may incur in connection with this Agreement or Provider’s performance hereunder, except to the extent the Losses result from Provider’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; or (3) any and all Losses which Provider and each Provider Indemnitee may incur when acting in accordance with instructions from the Trust or its representatives.

(b) Promptly after receipt by Provider of notice of the commencement of any investigation, action, claim or proceeding, Provider shall, if a claim for indemnification in respect thereof is made under this section, notify the Trust in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Provider or any Provider Indemnitee. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by Provider, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies Provider of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust’s election. If the Trust does not elect to assume the defense of any such suit, or in case Provider does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and Provider or any Provider Indemnitee, the Trust will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Provider and them. The Trust’s indemnification agreement contained in this Section 8 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Provider and each Provider Indemnitee, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Provider’s benefit, to the benefit of each Provider Indemnitee and their estates and successors. The Trust agrees to promptly notify Provider

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees in connection with the issue and sale of any of the Shares.

(c) The Trust acknowledges and agrees that in the event Provider, at the direction of the Trust, is required to give indemnification to any entity selling Shares or providing shareholder services to Shareholders or others and such entity shall make a claim for indemnification against Provider, Provider shall make a similar claim for indemnification against the Trust and shall be entitled to such indemnification.

(d) Provider shall indemnify, defend and hold the Trust, and each of its present or former trustees, officers, employees, representatives, and any person who controls or previously controlled the Trust within the meaning of Section 15 of the 1933 Act (“Trust Indemnitees”), free and harmless from and against any and all Losses which the Trust, and each of the Trust Indemnitees may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise: (1) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in the Trust’s Registration Statement or any Prospectus, as from time to time amended or supplemented, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, information relating to Provider and furnished in writing to the Trust or its counsel by Provider for the purpose of, and used in, the preparation thereof; or (2) to the extent any Losses arise out of or result from Provider’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Provider's agreement to indemnify the Trust and any of the Trust Indemnitees shall not be deemed to cover any Losses to the extent they arise out of or result from the Trust’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

(e) Promptly after receipt by the Trust of notice of the commencement of an investigation, action, claim or proceeding, the Trust shall, if a claim for indemnification in respect thereof is to made under this section, notify Provider in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Trust or any Trust Indemnitee. Provider shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if Provider elects to assume the defense, such defense shall be conducted by counsel chosen by Provider and approved by the Trust, which approval shall not be unreasonably withheld. In the event Provider elects to assume the defense of any such suit and retain such counsel and notifies Provider of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of Provider’s election. If Provider does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by Provider, or in case there is a conflict of interest between the Provider and the Trust or any Trust Indemnitee, Provider will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Trust and them. Provider’s indemnification agreement contained in this Section 8 and Provider’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust or any Trust Indemnitee, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed exclusively to the Trust's benefit, to the benefit of each Trust Indemnitee and their estates and successors. Provider agrees to promptly notify the Trust of the commencement of any litigation or proceedings against Provider or any of its officers or directors in connection with the issue and sale of any of the Shares.

9.	Term

(a) This Agreement shall become effective as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect until March 1, 2024. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive annual periods, provided such continuance is specifically approved at least annually by: (1) the Board; or (2) the vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust; and provided that in either event the continuance is also approved by a majority of the Board who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval or by such other means as may, from time to time, be approved by exemptive order or regulation adopted by the Commission.

(b) This Agreement may be terminated without penalty: (1) through a failure to renew this Agreement at the end of a term; (2) upon mutual consent of the parties; or (3) on no less than ninety (90) days' written notice, by the Board, by vote of a majority (as defined with respect to voting securities in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, or by Provider (which notice may be waived by the party entitled to such notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by Provider and the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

(c) In the event of termination of this Agreement, all reasonable expenses associated with movement of records and materials and conversion thereof shall be borne by the Trust. Notwithstanding anything herein to the contrary, upon the termination of this Agreement as provided herein or the liquidation of the Trust, Provider shall deliver the records of the Trust to the Trust or its designee in a form that is consistent with Provider’s applicable license agreements at the expense of the Trust, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations.

10.	Miscellaneous.

(a) Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Provider:                          UMB Distribution Services, LLC

235 W. Galena St.

Milwaukee, Wisconsin 53212

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

Attention: Legal Department

If to the Trust:                          Arca U.S. Treasury Fund

4141 Redwood Avenue, Suite 206

Los Angeles, CA 90066

Attention: Phil Liu

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by written agreement executed by both parties with the formality of this Agreement.

(c) This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e) The services of Provider hereunder are not deemed to be exclusive. Provider may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers, and employees of Provider may serve as directors, trustees, officers and employees of other entities (including other investment companies), that such other entities may include the name of Provider as part of their name and that Provider or its affiliates may enter into distribution, administration, fund accounting, transfer agent or other agreements with such other entities.

(f) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement is executed by the Trust and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. The Trust’s Declaration of Trust is on file with the State of Delaware.

(h) This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement between Provider and the Trust and supersedes all prior negotiations, understandings and agreements.

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

(i)	The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Trust.

(j) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into between the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of the other party.

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

ARCA U.S. TREASURY FUND                        UMB DISTRIBUTION SERVICES, LLC

(the “Trust”)                                                           (“Provider”)

By: /s/ Jerald David                                             By: /s/ Scott Schulenburg

Jerald David                                                               Scott Schulenburg

President                                                                 President

Certain identified information has been excluded from the exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

Schedule A

to the

Distribution Agreement

by and between

Arca U.S. Treasury Fund

and

UMB Distribution Services, LLC

[Omitted]